EXHIBIT 99.1

ChinaNet Online Holdings Reports Fiscal Year 2015 Financial Results

  2015 total revenues decreased by 15% YOY to $32.3 million
  2015 Gross margin increased to 23.6%, a 42.2% increase YOY
  2015 internet advertisement revenues increased to $19.6 million, a 11% increase YOY
  Full year net loss attributable to ChinaNet decreased by $4.6 million YOY to $9.1 million

BEIJING, April 15, 2016 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), a leading B2B (business to business) Internet technology company providing online-to-offline (O2O) sales channel expansion services for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, announced today financial results for the fiscal year 2015.

Summary Financials

Fiscal Year 2015 Results (USD)
	FY 2015	FY 2014	CHANGE
Sales	$32.3 million	$38.0 million	-15.0%
Gross Profit	$7.6 million	$6.3 million	20.9%
Gross Margin	23.6%	16.6%	42.2%
Net Loss Attributable to ChinaNet	($9.1) million	($13.7) million	--
EPS from continued operations (Diluted)	($0.29)	($0.55)	--
EPS from discontinued operations (Diluted)	($0.05)	($0.07)	--

Excluding revenue generated from discontinued operation for the years ended December 31, 2015 and 2014, total revenues decreased to $32.3 million for the year ended December 31, 2015 from $38.0 million in the prior year, primarily due to the decrease in TV advertising revenue during the year.

Previously, ChinaNet had four reportable operating segments, which included Internet Advertisement, TV Advertisement, Bank Kiosk, and Brand Management & Sales Channel Building. ChinaNet exited the Bank Kiosk and Brand Management & Sale Channel Building segments in order to concentrate all resources on its core business, which is internet advertising and online to offline (O2O) sales channel expansion, precision marketing and the related data services. The Brand Management & Sales Channel Building segment qualifies for presentation as a discontinued operation, which results of operations was presented as loss from discontinued operations as a separate component in the statements of operations and comprehensive loss for the years ended December 31, 2015 and 2014, respectively. Since the revenue generated from the Bank Kiosk segment was immaterial, the Company combined the performance of its Bank Kiosk segment with the TV Advertising segment for the years ended December 31, 2015 and 2014 as presented below.

Fiscal Year 2015 Revenue Breakdown by Business Unit (USD in thousands)

	FY 2015%		FY 2014%		% Change
Internet Advertisement	$19,569	61%	$17,597	46%	+11%
Technical Services	$363	1%	$725	2%	-50%
Search Engine Marketing Service	$11,083	34%	$12,939	34%	-14%
Internet Advertising & Related Services	$31,015	96%	$31,261	82%	-1%
TV and Bank Kiosk Advertising	$1,250	4%	$6,705	18%	-81%

Gross profit and gross margin for the fiscal year ended December 31, 2015 were $7.6 million and 24% compared to $6.3 million and 17%, respectively, for the fiscal year ended December 31, 2014. The increase was a direct result of the increase in the overall gross margin rate of the internet advertising segment to 24% for the year ended December 31, 2015, compared to 18% for the same period last year.

Operating expenses decreased by 12% to $16.9 million for the fiscal year ended December 31, 2015. Sales and marketing expenses decreased by 34% to $4.6 million. General and administrative expenses increased by 30% to $7.5 million. Impairment on fixed assets, intangible assets and goodwill for continued operations decreased by 56% from $4.2 million to $1.8 million. Loss from operations was $9.3 million in 2015, compared to $13.0 million in 2014.

Net loss attributable to ChinaNet common stockholders and net loss per share from continued operations and discontinued operations were $9.1 million, $0.29 per common share and $0.05 per common share for the fiscal year ended December 31, 2015. The weighted average diluted shares outstanding was 26.8 million shares in 2015 versus 22.4 million in 2014.

Balance Sheet and Cash Flow

The Company had $5.5 million in cash and cash equivalents as of December 31, 2015, compared to $5.0 million as of December 31, 2014, working capital of $13.7 million, compared to $17.3 million as of December 31, 2014, and a current ratio of 2.9 to 1, compared to 2.7 to 1 as of December 31, 2014. Total shareholders' equity of ChinaNet was $27.3 million at December 31, 2015 compared to $36.2 million at December 31, 2014.

The Company generated approximately $5.7 million of cash flows from operations for the year ended December 31, 2015 compared to a $2.0 million of cash flows for the year ended December 31, 2014.

Business Updates

ChinaNet has been increasingly focused on integrating small and medium business data and related data analysis services over the last several years. As this project nears completion, this updated business data service will soon serve the Company’s customers with a more convenient and intelligent offering. SMEs will now be able to utilize ChinaNet for their entire business by utilizing all its available internet and mobile tools in one platform, enhancing customer loyalty and sales conversion rates in a convenient and cost-efficient manner. The service will include, but is not limited to, outputting coupons, cash vouchers, and other value-added offerings in the Company’s customized mobile application.

As a result, ChinaNet will now be able to expand the Company’s business coverage to not only SMEs, but to their respective individual customers and their customers’ customers, by incorporating big data analysis and cloud computing technologies.

ChinaNet expects to officially and incrementally launch this business intelligence and data service to its SME clients in the first half of 2016. Revenue is expected to be recognized by deposits, monthly fees and annual fees. As the Company continues to evolve and improve its product and service offerings in response to market demand and new technology, management believes the financial results from the service will improve overall revenues and bottom line performance for ChinaNet as it matures throughout 2016 and beyond.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading digital B2B (business to business) Internet technology company focusing on providing O2O sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal websites, 28.com, Liansuo.com and Chuangye.com. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	As of December 31,
	2015	2014
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	$5,503	$5,037
Term deposit	3,265	3,465
Accounts receivable, net	2,549	2,407
Other receivables, net	1,910	8,392
Prepayment and deposit to suppliers	5,843	8,092
Due from related parties	41	51
Other current assets	45	61
Deferred tax assets-current	-	176
Assets classified as held for sale	1,882	-
Total current assets	21,038	27,681

Long-term investments	1,133	909
Property and equipment, net	681	943
Intangible assets, net	5,638	9,238
Deposit and prepayment for purchasing of software technology	1,024	850
Goodwill	4,396	6,772
Deferred tax assets-non current	1,550	1,037
Total Assets	35,460	47,430

Liabilities and Equity
Current liabilities:
Short-term bank loan *	$-	$817
Accounts payable *	95	782
Advances from customers *	1,313	832
Accrued payroll and other accruals *	685	585
Due to noncontrolling interest of VIE *	-	638
Payable for purchasing of software technology *	-	2,826
Guarantee payment and prepayment from new investors	944	-
Taxes payable *	3,186	3,332
Other payables *	234	602
Liabilities classified as held for sale *	913	-
Total current liabilities	7,370	10,414

Long-term liabilities:
Deferred tax liability-non current *	118	964
Long-term borrowing from a director	135	143
Total Liabilities	7,623	11,521

Commitments and contingencies	129	-

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 29,640,130 shares and 29,030,130 shares at December 31, 2015 and 2014, respectively)	30	29
Additional paid-in capital	26,510	24,703
Statutory reserves	2,607	2,607
Retained (deficit)/earnings	(3,870)	5,222
Accumulated other comprehensive income	2,056	3,625
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	27,333	36,186

Noncontrolling interests	375	(277)
Total equity	27,708	35,909

Total Liabilities and Equity	$35,460	$47,430

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except for number of shares and per share data)

	Year Ended December 31,
	2015	2014
	(US $)	(US $)

Revenues
From unrelated parties	$31,522	$37,613
From related parties	743	353
Total revenues	32,265	37,966
Cost of revenues	24,655	31,671
Gross profit	7,610	6,295

Operating expenses
Sales and marketing expenses	4,586	6,916
General and administrative expenses	7,498	5,780
Research and development expenses	2,164	2,660
Gain on deconsolidation of VIEs	(20)	(266)
Impairment on equity method investments	874	-
Goodwill impairment and impairment on fixed assets and intangible assets	1,824	4,193
Total operating expenses	16,926	19,283

Loss from operations	(9,316)	(12,988)

Other income/(expenses)
Interest income	117	122
Interest expense	(47)	(52)
Other income/(expenses)	34	(28)
Total other income	104	42
Loss before income tax benefit, equity method investments, noncontrolling interests and discontinued operation	(9,212)	(12,946)
Income tax benefit	1,496	478
Loss before equity method investments, noncontrolling interests and discontinued operation	(7,716)	(12,468)
Share of (losses)/income in equity investment affiliates	(2)	47
Loss from continuing operation	(7,718)	(12,421)
Loss from discontinued operation, net of income tax	(1,465)	(1,471)
Net loss	(9,183)	(13,892)
Net loss attributable to noncontrolling interests from continued operations	91	154
Net loss attributable to ChinaNet Online Holdings, Inc.	$(9,092)	$(13,738)

Net loss	$(9,183)	$(13,892)
Foreign currency translation loss	(1,594)	(64)
Comprehensive Loss	$(10,777)	$(13,956)
Comprehensive loss attributable to noncontrolling interests	116	154
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(10,661)	$(13,802)

Loss per share
Loss from continued operations per common share
Basic and diluted	$(0.29)	$(0.55)
Loss from discontinued operations per common share
Basic and diluted	$(0.05)	$(0.07)

Weighted average number of common shares outstanding:
Basic and diluted	26,765,673	22,414,523

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2015	2014
	(US $)	(US $)

Cash flows from operating activities
Net loss	$(9,183)	$(13,892)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	1,768	1,437
Share-based compensation expenses	2,256	4,840
Provision for/(reverse of) allowances for doubtful accounts	88	(861)
Share of losses/(income) in equity investment affiliates	2	(47)
Goodwill impairment and impairment on fixed assets and intangible assets	3,110	5,639
Impairment on equity method investments	874	-
Gain on deconsolidation of VIEs	(20)	(266)
Loss on disposal of other long-term assets	63	-
Deferred taxes	(1,558)	(850)
Changes in operating assets and liabilities
Accounts receivable	(580)	5,226
Other receivables	6,369	1,370
Prepayment and deposit to suppliers	1,476	(1,499)
Due from related parties	7	449
Other current assets	13	(42)
Accounts payable	(509)	390
Advances from customers	1,152	(118)
Accrued payroll and other accruals	173	(60)
Other payables	37	318
Taxes payable	59	(76)
Commitment and contingencies	135	-
Net cash provided by operating activities	5,732	1,958

Cash flows from investing activities
Purchases of vehicles and office equipment	(356)	(280)
Payment for purchasing of software technology	(3,880)	(847)
Refund of prepayment for software development contract terminated	772	-
Repayment of short-term loan from unrelated entities	-	790
Long-term investment in cost/equity method investees	(1,163)	(18)
Collection of receivable on disposal of VIEs	-	1,604
Cash effect on deconsolidation of VIEs	-	(358)
Net cash (used in)/provided by investing activities	(4,627)	891

Cash flows from financing activities
Proceeds from short-term bank loan	-	814
Repayment of short-term bank loan	(803)	(814)
Short-term loan from noncontrolling interest of VIE	-	717
Repayment of short-term loan to noncontrolling interest of VIE	(312)	(81)
Repayment to former VIE	-	(1,893)
Guarantee payment and prepayment from new investors	984	-
Net cash used in financing activities	(131)	(1,257)

Cash and cash equivalents included in assets held for sale	(189)	-

Effect of exchange rate fluctuation on cash and cash equivalents	(319)	3

Net increase in cash and cash equivalents	466	1,595

Cash and cash equivalents at beginning of the year	5,037	3,442
Cash and cash equivalents at end of the year	$5,503	$5,037

Contact:

MZ North America
Ted Haberfield, President
Direct: +1-760-755-2716
Email:  thaberfield@mzgroup.us
Web:    www.mzgroup.us